Exhibit 5.2

Reed Smith LLP

November 1, 2013

F.N.B. Corporation

One F.N.B. Boulevard,

Hermitage, PA 16148

Re:	4,600,000 Depositary Shares, each representing a 1/40th interest in a Share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E of F.N.B. Corporation.

Ladies and Gentlemen:

We have acted as counsel for F.N.B. Corporation, a Florida corporation (the “Company”), in connection with the issuance and sale of 4,600,000 Depositary Shares (the “Depositary Shares”), including 600,000 Depositary Shares that the Underwriters (as defined below) have the option to purchase, which represent an ownership interest up to 115,000 shares of the Company’s Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series E, par value $0.01 per share (the “Preferred Shares,” together with the Depositary Shares, the “Securities”), pursuant to the Underwriting Agreement, dated October 29, 2013 (the “Underwriting Agreement”), by and among the Company and Keefe, Bruyette & Woods and RBC Capital Markets, LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Depositary Shares, each of which represents a 1/40th fractional ownership interest of a Preferred Share, will be issued under a Deposit Agreement, dated as of November 1, 2013 (the “Deposit Agreement”), among the Company and Registrar and Transfer Company, as depositary (the “Depositary”), and the holders and beneficial owners from time to time of the Depositary Shares.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Depositary Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, and the depositary receipts representing the Depositary Shares will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

2.	The Deposit Agreement has been authorized by all necessary corporate action of the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that the Deposit Agreement will have been validly authorized, executed and delivered by the Depositary.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-181418) filed by the Company to effect registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Reed Smith LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP